Exhibit 5.1

                     Opinion of Bond, Schoeneck & King, PLLC
                               One Lincoln Center
                          Syracuse, New York 13202-1355

                                                                     Exhibit 5.1

                                                                  March 30, 2010

Anaren, Inc.
6635 Kirkville Road
East Syracuse, New York 13057

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended, on the date hereof relating to the registration of 900,000 shares of common stock, par value $0.01 (the "Common Stock"), of Anaren, Inc., a New York corporation (the "Company"), that may be issued pursuant to the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan, as amended (the "Plan").

We have reviewed such documents and made such examination of the law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Our opinion is limited to the laws of the State New York. Our opinion is limited to the matters expressly set forth in this opinion letter, and no other opinions are provided or implied.

Based upon the foregoing, it is our opinion that the 900,000 shares of the Company's Common Stock registered pursuant to the Registration Statement and offered by the Company pursuant to the Plan will be, assuming that such shares are validly authorized at the time of issuance and assuming that no change occurs in the applicable law or pertinent facts, when issued in accordance with the Plan, legally issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Bond, Schoeneck & King, PLLC